UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 17, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On 17 April 2012, Empire Energy Corporation International issued a press release, as follows:

Operational Update: Hunt Drill rig requested, Tasmanian Seismic Survey planned to resume early May 2012, Drilling Operations Geotechnical Review completed and Coleridge acquisition update.

LEAWOOD, Kan. Tuesday, 17th April, 2012 -- Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.pk - News) announced that Great South Land Minerals  (GSLM) has prepared drilling operations plans and are co-ordinating details for the final logistics associated with the proposed drilling operations to resume at Bellevue #1 site which are now planned to commence May 2012. The company has requested Hunt to mobilize the Hunt Energy MAC 650hp Rig to enable drilling to depth of up to 3,000m, Hunt was previously onsite but failure by Smartwin to honor their funding commitments led to the previous demobilization of the rig. The Hunt rig has recently been demobilized from Central Australia to Port Augusta, South Australia, recent flooding in Central Australia had stranded the rig, effectively delaying its deployment to Tasmania. Drilling and associated resources and procurement terms are presently being negotiated for finalization. During the last month, three additional drilling options have been assessed for the forthcoming program and careful consideration given to all available Australia wide (and GEFCO internationally) drilling resources. It is proposed that drilling engineering plans will be submitted to the Tasmanian Government authorities for permit assessment and issue later this month. Based on recent operational delays that GSLM has encountered it has made an application for the extension of its terms for Exploration License EL14/2009 to bridge activities associated with the present exploration program.

The contracted Terrex seismic trucks have been on standby in Tasmania until recently and have returned to Victoria to resume operations. Terrex has agreed to re-mobilise to Tasmania for the 2D seismic survey now planned to resume May 2012, subject to the completion of all the pre-requisite documentation relating to permits being lodged and approved by Tasmanian authorities.

As part of Empire and GSLM’s ongoing technical and exploration evaluation review work, Global Exploration Services (United Kingdom) was commissioned to produce an independent professional opinion of the Geological Risk Assessment and Volumetrics summarizing the present potential oil bearing assets of EL14/2009 in Tasmania. The comprehensive review has reconsidered the riskings of the original 2008  RPS Energy report findings, including further detailed seismic analysis work and consideration of valid empirical and geological evidence ignored in the original report including identification of potential Ordovician Larapintine reefs. As a result, the prospective resource estimates for the Permian-Triassic exploration play(Gondwana petroleum system) at the Bellevue and Thunderbolt prospects has been included in the re-evaluation, which has derived a total  potential  Mean Prospective Resources (MMB) for oil from both the Gondwana and Larapintine petroleum systems at Bellevue of 349MMB, and Thunderbolt of 151MMB respectively. The assessment yields more credible realistic prospect probabilities, the chance of success was included for the Bellevue Gondwana Prospect  at  24% and was reassessed for the Bellevue Larapintine prospect chance to 22% demonstrating to shareholders that the Bellevue well has a reasonable chance of success.  The chance of success was also included for the Thunderbolt Gondwana prospect at 22% and reassessed for the Thunderbolt Larapintine prospect to 18% therefore also giving the Thunderbolt drill hole a reasonable chance of success. The final report will be lodged as an 8K filing with the SEC.

Further to Empire’s announcement on 05 March 2102, Empire has negotiated to extend the option period payment terms as it has proceeded with negotiations through Penta Energy (South Korea), to find a potential partner to purchase and develop the assets of Coleridge Resources Inc, a Delaware Corporation which owns 119 coal Patents in Kentucky USA.  Subject to the terms of the March Agreement, Empire intends to fully close the transaction on or before 03rd May 2012. Global Exploration Services is also contracted to completing an independent study of both the Tasmanian and Kentucky coal potential and we expect their final report will be lodged as an 8K.

GSLM is also pleased to announce that it believes it has also secured funding to discharge certain liabilities, which are due this week, and is instructing its legal council to prepare the appropriate discharge documentation of those liabilities and negotiate settlement with the appropriate parties.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: April 17, 2012

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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